                                                                    Exhibit 11.1


                         INTERNATIONAL COAL GROUP, INC.
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               Period
                                                         October 1, 2004 to
      BASIC EARNINGS PER SHARE                           December 31, 2004
----------------------------------------------------   -----------------------
Net Income Available to common stockholders                   $      4,249
Average Shares of Common Stock                                 106,605,999

Basic Earnings Per Share                                      $   0.039857



            DILUTED EARNINGS PER SHARE
----------------------------------------------------

Net Income Available to common stockholders                   $      4,249
Average Shares of Common Stock and Other Potentially
  Dilutive Securities Outstanding
Common Stock                                                   106,605,999
Stock Options

     Total                                                     106,605,999

Diluted Earnings Per Share                                    $   0.039857